Exhibit 99.1

[LOGO] GOAMERICA

CONTACTS:

GoAmerica
Laura Kowalcyk
Cubitt Jacobs & Prosek
lkowalcyk@cjpcom.com
212-279-3115 x209

             GOAMERICA(R) APPOINTS INDUSTRY LEADING TECHNOLOGIST TO
                               BOARD OF DIRECTORS

HACKENSACK, N.J., March 20, 2008 - GoAmerica, Inc. (NASDAQ: GOAM), a provider of communications services for people who are deaf, hard-of-hearing, or speech-disabled, today announced the appointment of Chris Gibbons to its Board of Directors.

Gibbons is an experienced technologist having held multiple executive positions at Microsoft including Chief Information Officer (CIO). While at Microsoft, Chris also served as General Manager of Microsoft's Enterprise Computing Group which was responsible for global Office 2000 marketing programs for enterprises. Most recently, Chris was the Chief Technology Officer (CTO) and a board member of eStara Corp, an e-commerce optimization provider, until it was acquired by ATG in 2006.

In addition to his technology roles, Gibbons has also held a number of operational and financial positions. Chris is currently an advisor to Clearlake Capital Group ("Clearlake Capital") and serves as a member of Clearlake Capital's Executive Council. Previously, Chris was the CIO for Promus Corp, serving as VP Finance for its Holiday Inn division. He also advised Texas Pacific Group on technology investments.

Gibbons holds a B.S. in mathematics from Lawrence University and Northwestern University, along with an M.S. in accounting and information systems from Northwestern University.

"This is a unique business with a unique purpose," said Gibbons. "I'm fascinated by the many ways we can apply technology and innovative approaches to communication to advance the company's mission, and to improve the quality of life for the deaf and hard of hearing community."

"Chris' operational, financial, and technical background will serve the Company well as we position GoAmerica for growth in our key target markets," said Behdad Eghbali, a partner at Clearlake Capital and GoAmerica board member. "I have had the privilege of working with Chris, and strongly believe he will have an immediate impact here."

"Chris is a highly respected, prominent industry veteran," said Aaron Dobrinsky, GoAmerica's chairman. "We are delighted to welcome someone with Chris' vast experience to complement the talent on our board. We're certain Chris will add immense value as we support management's efforts to integrate our recent transactions and scale the business."

The Company also announced the retirement of King R. Lee from its Board, effective March 20, 2008. Mr. Lee joined the Company's Board in 2003 having been a founder of Wynd Communications, a company acquired by GoAmerica in 2000. The Board expresses its sincere appreciation for King's dedicated service during the past five years.

About GoAmerica

As a result of its acquisitions, GoAmerica is the nation's largest and second largest provider of text relay and video relay services, respectively, and provides a wide range of communications services tailored to the needs of people who are deaf, hard-of-hearing, or speech-disabled. The Company's vision is to improve the quality of life of its customers by being their premier provider of high quality, innovative communication services that break down communications barriers. For more information on the Company or its services, visit http://www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717, Internet Relay by visiting http://www.i711.com, or video phone by connecting to hovrs.tv.

About Clearlake Capital Group

Clearlake Capital Group is a private investment firm integrating private equity, leveraged finance, and special situations in both private and public market opportunities. Clearlake Capital seeks to partner with world-class management teams to invest in businesses going through change or expansion with patient long-term capital. The firm has a flexible mandate to invest across the capital structure in corporate divestitures, recapitalizations, restructurings, going private buyouts and minority equity investments. Clearlake Capital's founding principals, Steven Chang, Behdad Eghbali, and Jose Feliciano, have led over 40 investments totaling more than $3 billion of capital in sectors including business services, communications and media, energy and power, healthcare, manufacturing, retail/consumer and technology.

Safe Harbor

The statements contained in this news release that are not based on historical fact -- including statements regarding the anticipated results of the transactions described in this press release -- constitute "forward-looking statements" that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our limited operating history; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to integrate the businesses and technologies we have acquired; (vi) our ability to generate revenue growth; (vii) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (viii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. GoAmerica is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica", the "GoAmerica" logo, "i711", and the "i711.com" logo, and "Relay and Beyond" are registered trademarks of GoAmerica. "i711.com" and "i711 Wireless" are trademarks and service marks of GoAmerica. Other names may be trademarks of their respective owners.

                                       ###